Exhibit (d)(3)

CONFIDENTIAL

April 18, 2014

LKQ Corporation

500 West Madison Street, Suite 2800

Chicago, IL 60661

Re:     Non-Disclosure Agreement

Ladies & Gentlemen:

The Coast Distribution System, Inc., a Delaware corporation (the “Company” or “we” or “us”) understands that LKQ Corporation, a Delaware corporation (“LKQ” or “you”) may have an interest in a Possible Transaction (as hereinafter defined) with the Company and, in connection therewith, you have requested us to provide you with certain information relating to the Company’s business, operating results, financial condition and prospects.

As a condition to such information being furnished to you, you agree that you shall, and shall cause your affiliates and Representatives (as hereinafter defined) to, treat any and all Evaluation Material (as hereinafter defined) relating to or provided by or on behalf of the Company (whether prepared by the Company or LKQ, or any of their respective affiliates or Representatives, and irrespective of the form in which such Evaluation Material may have been communicated or stored) in accordance with the provisions of this Agreement, and to take or abstain from taking (as applicable) the other actions as set forth hereinafter.

1. Certain Definitions. For purposes of this Agreement:

1.1 The term “Evaluation Material” shall include, without limitation:

(a) all information, documents or materials (whether in written, digital, oral or other form and whether or not designated as being confidential or non-public) of or relating to the Company or any of its affiliates or their respective businesses or business operations, operating results, financial condition or plans or future prospects, furnished (either prior to, concurrently with or after the execution of this Agreement) to LKQ or any of its affiliates or Representatives, by or on behalf of the Company or any of its Representatives;

(b) any and all notes, analyses, compilations, studies, interpretations or other documents or materials prepared by LKQ or any of its affiliates or Representatives which contain, reflect or comment on or are based upon, in whole or in part, any of the Evaluation Material furnished or made available to you or your Representatives pursuant to this Agreement; and

(c) any information regarding the existence of this Agreement or any of its terms or provisions, the fact that the Evaluation Material has been or is being made available to you or any of your affiliates or Representatives, and the fact that any discussions or negotiations may be taking place or may take place concerning a Possible Transaction involving the Company and you or any of your affiliates or any of the terms, conditions or other facts with respect thereto (including the status thereof).

Notwithstanding the foregoing, however, the term “Evaluation Material” does not include information that (i) is generally available to the public other than as a result of a disclosure by LKQ or any of its affiliates or Representatives, (ii) had been independently developed by LKQ or any of its Representatives without resort to or reliance on any of the Evaluation Material, (iii) was within the possession of LKQ or any of its affiliates or Representatives prior to the date hereof (unless that information was provided by the Company to you), or (iv) becomes available to LKQ on a non-confidential basis from a source other than the Company or any of its Representatives, provided that in the case of the exceptions set forth in clauses (iii) and (iv) of this sentence, neither LKQ nor its affiliates or Representatives knew, after reasonable inquiry, that the source of such

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information was bound by a confidentiality agreement with or other contractual or legal obligation of confidentiality or any fiduciary obligation to the Company or any other person with respect to such information.

1.2 When used with reference to a party hereto, the terms “affiliate” and “affiliates” shall have the meaning ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); however only those affiliates that are aware of the Possible Transaction or have been granted access to any of the Evaluation Material shall be bound by the terms of this Agreement.

1.3 When used with reference to a party hereto, the term “Representatives” shall mean and include the directors, managers, general partners, officers, employees and agents (including, without limitation, the attorneys, accountants, consultants, bankers and financial or other advisors) of such party or of any of such party’s affiliates. Accordingly, references herein to the Representatives of a party or to a party’s Representatives shall mean and include the Representatives not only of that party but also the Representatives of that party’s affiliates; however, for the avoidance of doubt, only those Representatives that are aware of the Possible Transaction or have been granted access to any of the Evaluation Material shall be bound by the terms of this Agreement.

1.4 The term “person” shall mean and include each of the following: any natural person, corporation, limited liability company, general or limited partnership, joint venture, firm, trust, estate, unincorporated association and any other entity and, shall include the media.

1.5 The term “Legal Process” shall mean and include any requests for information or documents in any legal proceedings, including in any deposition or response to any interrogatories, or pursuant to subpoena, civil investigative demand or other similar process or by or pursuant to any order, decree, subpoena or other action taken by any court or governmental regulatory body or agency with applicable jurisdiction.

1.6 The term “Possible Transaction” shall mean and be limited to a strategic transaction or business relationship which is negotiated between the Company and LKQ and requires the approval, prior to the announcement or initiation of the Possible Transaction, of the Company’s Board of Directors, a majority of the members of which are, or were elected or appointed to serve on the Board by, the persons who are members of the Company Board of Directors on the date hereof.

1.7 The terms “including” and “include” shall mean “including but not limited to” and “include without limitation”.

1.8 The terms “herein,” “hereinafter,” “hereof,” “hereto,” “hereunder” and “hereinabove” and any similar terms, shall refer to this Agreement as a whole and not to the Section, paragraph or clause where such term appears, unless the context indicates otherwise.

2. Use Restrictions and Confidentiality Obligations. LKQ hereby covenants and agrees that it shall, and shall cause its affiliates and Representatives to, (a) use the Evaluation Material solely for the purpose of evaluating a Possible Transaction (as hereinabove defined) between the Company and LKQ or any their respective affiliates, and for no other purpose whatsoever, and (b) keep all of the Evaluation Material confidential and not make any disclosure of the Evaluation Material, in whole or in part, in any manner whatsoever except as expressly provided herein. Accordingly, without limiting the generality of the foregoing, the use of any of the Evaluation Material by LKQ or any of its affiliates or Representatives for or in connection with or in furtherance of any transaction that does not constitute a Possible Transaction (as hereinabove defined) shall constitute a material breach of this Agreement. Notwithstanding anything to the contrary that may be contained elsewhere in this Section 2, LKQ may (i) make a disclosure of Evaluation Material with respect to which the Company gives its prior written consent (which it may withhold in its sole and absolute discretion), and (ii) disclose any of the

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Evaluation Material to those of LKQ’s Representatives who need to know such information for the sole purpose of evaluating a Possible Transaction between the Company and LKQ or any of their respective affiliates. Any act or omission of any of LKQ’s affiliates or Representatives which violates or breaches any of the provisions of this Agreement shall constitute an act or omission to act (as the case may be) of LKQ for which LKQ shall be legally responsible to the Company; and LKQ agrees, at its sole expense, to use its commercially reasonable efforts to restrain its affiliates and its and their Representatives from making any disclosure or making any use of the Evaluation Material which, if made by LKQ, would be prohibited by or would constitute a violation of any of the provisions of this Agreement.

3. Disclosure Pursuant to Legal Process. In the event that LKQ or any of its affiliates or Representatives is requested or required by Legal Process (as hereinabove defined) to disclose any of the Evaluation Material, then, unless prohibited by law or government regulation, LKQ shall provide the Company with written notice within not more than the immediately succeeding three (3) calendar days of any such Legal Process, in order to enable the Company to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement to the extent necessary to enable LKQ, or its affiliates or Representatives, as the case may be, to satisfy the requirements of such Legal Process. If, in the absence of a protective order or other remedy or the receipt of a written waiver from the Company, LKQ or any of its affiliates or Representatives is nonetheless legally required to disclose any Evaluation Material to any court or other tribunal or regulatory or investigative agency, to avoid being held liable for contempt or suffering other censure or penalty, LKQ, such affiliate or such Representative (as the case may be) may, without liability hereunder, disclose only that portion of the Evaluation Material that LKQ, such affiliate or such Representative is so legally required to disclose. In any case, LKQ agrees to use its commercially reasonable efforts to cooperate with Company, at the Company’s request and sole expense, in any efforts by the Company to preserve the confidentiality of the Evaluation Material that is the subject of any such Legal Process, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Evaluation Material.

4. Return of Evaluation Material. If either party decides it does not wish to proceed with a Possible Transaction, it will promptly provide written notice to the other party thereof. In that case, or at any other time upon the request of the Company made for any reason or for no reason, LKQ shall promptly deliver or cause to be delivered to the Company, or destroy or cause to be destroyed (in which case it shall provide written certification of such destruction to the Company), all Evaluation Material (and all copies thereof), whether in written, digital or electronic form or otherwise in the possession or control of LKQ or any of its affiliates or Representatives. In any such event, all Evaluation Material prepared by LKQ or any of its affiliates or Representatives also shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, LKQ and its affiliates and Representatives shall continue to be bound by their obligations of confidentiality and their other obligations hereunder for the remainder of the term of this Agreement (as set forth in Section 11 below).

5. No Representations or Warranties. LKQ acknowledges and agrees that neither the Company nor any of its Representatives (i) is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or the suitability of the Evaluation Material for the purpose, as set forth above, for which the Evaluation Material is being furnished to LKQ, and (ii) shall have any liability of any kind or nature whatsoever to LKQ or to any of its affiliates or Representatives relating to or arising or resulting from the evaluation or use of the Evaluation Material by LKQ or any of its affiliates or Representatives; it being understood and agreed that the only representations and warranties of the Company with respect thereto shall be those contained in any definitive agreement executed and delivered by and between the Company and LKQ or any of their respective affiliates which provides for the consummation of a Possible Transaction between them, subject to any limitations on or qualifications relating to such representations and warranties as are contained in any such definitive agreement.

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6. Communications and Requests. Except as otherwise expressly provided in this Agreement, LKQ shall direct all inquiries, information requests and all other communications to James Musbach or Sandy Knell, the Company’s CEO and CFO, respectively, and shall not make any inquiries, information requests or any other communications directly to the Company or to any of its other employees, officers or directors, without the prior approval of the Company’s CEO.

7. Non-Solicitation Covenant. In consideration of Evaluation Material being furnished hereunder to LKQ or any of its affiliates or Representatives, LKQ hereby agrees on behalf of itself and its affiliates that, for the period of time commencing on the date hereof and ending eighteen (18) months after the date hereof, none of LKQ or its affiliates will solicit to employ any management or sales employees of the Company who were employed by the Company or any of its affiliates at any time during the sixty (60) days prior to any purported solicitation without first having obtained the written consent of the Company to do so; provided, however, that the foregoing restriction on employment solicitations shall not apply to general employment solicitations made through newspapers, periodicals or internet postings of general circulation by LKQ or any of its affiliates.

8. Federal Securities Laws. LKQ hereby acknowledges and shall notify its affiliates and Representatives that the Company’s common stock is registered under the Exchange Act and that the United States securities laws and the regulations promulgated thereunder prohibit any persons (including LKQ and its affiliates and Representatives) who have received material, non-public information about the Company from purchasing or selling any securities of the Company and from communicating any such material, non-public information to any other person under circumstances in which it is reasonably foreseeable that the recipient of such information is likely to purchase or sell any securities of the Company in reliance upon such information. LKQ covenants and agrees that it will comply with, and will use its commercially reasonable efforts to cause its affiliates and Representatives to comply with, such prohibitions.

9. Certain Covenants. For a period of eighteen (18) months from and after the date of this Agreement, unless specifically approved or invited in writing by the Company to do so, neither LKQ nor any of its affiliates shall, directly or indirectly, or in any manner:

9.1 effectuate or seek, offer or propose or announce any intention (whether publicly or otherwise) to effectuate, cause or participate in or in any way assist or encourage any other person to effectuate or seek, offer or propose or announce an intention (whether publicly or otherwise) to effectuate, cause or participate in, (i) any acquisition of any securities (including the beneficial ownership thereof) or assets of the Company or of any of its affiliates; (ii) any tender or exchange offer, merger or other business combination or reorganization involving the Company or any of its affiliates, or (iii) any recapitalization, restructuring, liquidation, dissolution, asset divestiture or other extraordinary transaction with respect to the Company or any of its affiliates; (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates or any effort to influence any person with respect to the voting of any securities of the Company or any of its affiliates; or (v) any demand for or effort to obtain a copy of the stock ledger, list of stockholders, or any other books and records of the Company;

9.2 form, join or in any way participate in a “group” (as defined under the Exchange Act or the rules thereunder) with respect to the shares of common stock or any other voting securities, or any securities that are convertible or exercisable into any voting securities, of the Company or any of its affiliates, or otherwise act in concert with any person or persons in respect of any such securities;

9.3 otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;

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9.4 take any action which may require the Company, under applicable law or otherwise, to make a public announcement regarding any of the types of matters set forth in any of the foregoing provisions of this Section 9; or

9.5 enter into any discussions or arrangements with any person with respect to any of the foregoing.

10. No Agreements Relating to Possible Transaction. Each party understands, acknowledges and agrees as follows: (a) neither this Agreement, nor any actions contemplated hereby (including any discussions between the parties), shall constitute an offer of any kind with respect to or an agreement on the part of the Company or LKQ to effectuate a Possible Transaction or any other transaction and no such agreement shall exist unless and until a final definitive agreement providing for consummation of a Possible Transaction between the Company and LKQ or any of their respective affiliates has been executed and delivered by them and approved by the Company’s Board of Directors, and (b) neither the Company nor LKQ will be under any legal obligation of any kind whatsoever with respect to a Possible Transaction, or any other transaction, by virtue of this Agreement, except for the rights and obligations expressly set forth herein. LKQ further acknowledges and agrees that (i) the Company reserves the right, in its sole discretion, to reject any and all proposals or offers that may be made by or on behalf of LKQ or any of its affiliates with regard to a Possible Transaction or any other transaction between the Company and LKQ or any of their respective affiliates, and to terminate discussions and negotiations with LKQ and its affiliates at any time, for any reason or no reason, and (ii) the Company may, in its sole and absolute discretion, conduct a process that is intended to or may lead to a Possible Transaction or any other type of strategic transaction with any other person (including, without limitation, negotiating and entering into a final or definitive agreement to consummate a Possible Transaction or other strategic transaction with any other person) and the Company shall have no obligation to notify or include LKQ or any of its affiliates in any such process.

11. Term. This Agreement shall continue in full force and effect for a period of eighteen (18) consecutive months from and after the date hereof, even if discussions between the parties regarding a Possible Transaction have terminated prior to the end of that 18-month period and this Agreement shall terminate on the expiration of such eighteen month period; provided that no such termination shall affect any rights or obligations of either party hereunder that accrued prior to the expiration of this Agreement.

12. Miscellaneous.

12.1 Assignment. Neither party shall assign this Agreement or any of its rights, powers or privileges or delegate any of its obligations hereunder without the prior written consent of the other party; provided, however, that the Company shall have the right, without having to obtain LKQ’s consent, to assign all of the Company’s rights, powers and privileges and to delegate its duties under this Agreement, including the right to enforce all of the terms of this Agreement, to any person that may enter into a definitive agreement with the Company providing for consummation of a Possible Transaction or other strategic transaction involving such person or any of its affiliates and the Company or any of its affiliates. Subject to the foregoing restrictions on assignment and delegation, this Agreement shall be binding on any successor or permitted assign of LKQ.

12.2 Severability. All provisions of this Agreement are severable, and any provision of this Agreement found by a court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision of this Agreement.

12.3. Amendments and Waivers. This Agreement may not be amended or otherwise modified except by a written agreement executed by both parties. No waiver of any right or remedy or of any breach of this Agreement shall be effective unless that waiver is set forth in a written instrument that is executed by the party that is sought to be charged with such waiver. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right,

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power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.4. Equitable and Other Remedies. It is further acknowledged and agreed that any breach of this Agreement by LKQ or any of its affiliates or Representatives may result in irreparable harm to the Company for which money damages may not, in and of themselves, be a sufficient remedy. Accordingly, it is agreed that if LKQ, or any of its affiliates or Representatives, threatens to breach or commits a breach of any of LKQ’s covenants or agreements contained herein, the Company shall be entitled to seek (i) equitable relief, including temporary, preliminary and permanent injunctive relief, to prevent the occurrence of any such threatened breach and to obtain a halt to any such breach that has occurred or is occurring, and (ii) an order of specific performance of the covenants or agreements that are threatened to be breached or that have been breached. LKQ further agrees to waive, and to use its commercially reasonable efforts to cause its affiliates and Representatives to waive, any requirement that the Company secure or post any bond or make a cash deposit as a condition to the issuance or continued effectiveness of such equitable remedies. Such equitable remedies shall be in addition to, and not in lieu of, any and all other rights and remedies available to the Company at law or in equity.

12.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its conflict of laws principles. In the event of litigation arising out of this Agreement, the non-prevailing party agrees to pay the reasonable fees and expenses of the prevailing party (including the reasonable fees and disbursements of the prevailing party’s attorneys, accountants and expert witnesses).

12.6. Counterparts. This Agreement may be executed in separate counterparts, each of which executed counterpart, any photocopy or facsimile copy thereof, shall be deemed to be an original, but all of which, together shall constitute one and the same agreement. Facsimile or photo copies of this Agreement with a signature of a party hereto shall have the same legal effect as an original thereof.

(Remainder of page intentionally left blank.

Signatures follow on net page.)

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between LKQ and the Company.

Very truly yours,

Address:	THE COAST DISTRIBUTION SYSTEM, INC.

350 Woodview Avenue Morgan Hill, CA 95037	By:
James Musbach, President & CEO

Accepted and agreed as of the date first written above:

LKQ CORPORATION

By:	/s/ Walter Hanley

Name:	Walter Hanley

Title:	Senior Vice President